AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13G filed herewith shall be filed on behalf of each of the undersigned.

Dated: November 10, 2021

MIC CAPITAL MANAGEMENT UK LLP

By: /s/ Rodney Cannon

Rodney Cannon, General Counsel

MIC CAPITAL PARTNERS (PUBLIC) PARALLEL CAYMAN, LP

By: /s/ Rodney Cannon

Rodney Cannon, Manager